EXHIBIT 1
(see attached)

7

Consolidated Financial and Business Results
for the First Nine Months of the Fiscal Year Ending March 31, 2007
(U.S. Accounting Standards)
January 31, 2007

Listed Company: Wacoal Holdings Corp.	Stock Exchanges: Tokyo,
Osaka
Code Number: 3591	Location of Principal Office: Kyoto
( URL: http://www.wacoal.co.jp/ )
Representative: Position: Representative Director
Name: Yoshikata Tsukamoto
For Inquiries: Position: General Manger, Corporate Planning
Name: Ikuo Otani Tel: (075) 682-1006
Application of U.S. Accounting Standards: Yes
1.	Matters concerning preparation of the consolidated quarterly financial results

(1)	Application of simplified accounting methods: None

(2)	Changes in accounting methods from those used in the most recent fiscal year (consolidated): None

(3)	Changes in consolidation criteria or equity-method application: Yes

Consolidated: 2 new companies; 3 excluded companies

Equity Method: 1 new company; No excluded companies

2.	First nine months of the fiscal year ending March 31, 2007: consolidated financial and business results

(1)	Consolidated Business Results
(Note) Amounts less than 1 million yen have been rounded.

	Sales		Operating Income		Pre-tax Net Income		Net Income

	Million Yen	%	Million Yen	%	Million Yen	%	Million Yen	%
Nine months ended December 31, 2006	128,989	2.1	13,839	281.7	14,279	161.7	9,472	123.0
Nine months ended December 31, 2005	126,331	2.0	3,626	(73.6)	5,457	(61.1)	4,248	(48.1)

Fiscal year ended March 31, 2006	164,122		1,333		3,466		2,821

	Net Income Per Share	Diluted Net Earnings Per Share

	Yen	Yen
Nine months ended December 31, 2006	65.97	—
Nine months ended December 31, 2005	29.51	—

Fiscal year ended March 31, 2006	19.60	—

(Note)	Percentages indicated under sales, operating income, etc. represent the increase/(decrease) compared to the nine-month period ended December 31, 2005.
[Qualitative Information Regarding Consolidated Business Results]
     For the third quarter of the current fiscal year, our autumn campaign products Onaka Walker, a Wacoal brand product, and Style Up Pants (Onaka), a Wing brand product, continued to show favorable sales from the second quarter of the fiscal year ending March 31, 2007. Furthermore, together with Hip Walker, a Wacoal brand product, and Style Up Pants (Hip), a Wing brand product, which were launched last July, the total number of these products sold since launch exceeded 380 million units at the end of last year, which contributed to the increase in overall sales.
     However, despite these factors, and although the sales of our core products, including brassieres in the autumn and winter, showed gradual recovery, we were unable to achieve the same level of sales as the same period of the previous fiscal year. In addition, our seasonal products, mainly the “Warm Biz” related undergarments (a general program in Japan to turn down thermostats in the winter and wear one extra layer of clothing), were generally weak, because we had more warm days than in an average year.
     Our SPA (retail store) business continues to show steady performance in general, despite variation among brands. As for our catalogue sales business, although sales were below levels in the same period of the previous fiscal year as a result of a reduction in the number of catalogs and customers, we have made steady improvements in profitability.
     Our overseas business showed favorable results in general, particularly the U.S. market, where sales have continued to expand since the second quarter of the current fiscal year.
     As a result of all these factors, sales for the third quarter of the current fiscal year were 128,989 million yen, a 2.1% increase from the same period of the previous fiscal year.
     Based on the above, consolidated business results for the third quarter of the current fiscal year were as follows: operating income of 13,839 million yen (an increase of 281.7% from the same period of the previous fiscal year), pretax net profit of 14,279 million yen (an increase of 161.7% from the same period of the previous fiscal year), and net profit of 9,472 million yen (an increase of 123.0% from the same period of the previous fiscal year).
     The significant increase in operating income, in contrast to sales, was influenced by the elimination of expenses incurred in connection with the implementation of our special voluntary retirement program for Wacoal Corporation and the winding up of Fukushima Wacoal Sewing Corp., as well as efforts to reduce costs and labor expenses through the special voluntary retirement program during the previous fiscal year.
(2)	Consolidated Financial Condition

		Total Shareholders’	Total Shareholders’	Shareholders’ Equity
	Total Assets	Equity	Equity Ratio	Per Share

	Million Yen	Million Yen	%	Yen
Nine months ended December 31, 2006	241,177	188,545	78.2	1,309.19
Nine months ended December 31, 2005	245,307	185,761	75.7	1,290.71

Fiscal year ended March 31, 2006	242,296	186,475	77.0	1,295.72

Consolidated Cash Flow Status

	Cash Flow from	Cash Flow provided	Cash Flow provided	Balance of Cash and
	(used in) Operating	by Investing	by (used in)	Cash Equivalents at
	Activities	Activities	Financing Activities	End of Period

	Million Yen	Million Yen	Million Yen	Million Yen
Nine months ended December 31, 2006	0	0	0	0
Nine months ended December 31, 2005	7,609	344	(4,564)	27,852

Fiscal year ended March 31, 2006	719	(2,069)	(3,428)	19,893

Qualitative Information regarding Consolidated Financial Condition
Cash Flow Status
     Cash and cash equivalents as of the end of the third quarter of the current fiscal year were 1,896 million yen, a decrease of 987 million yen from the end of the previous consolidated fiscal year.
Cash Flow Provided by Operating Activities
     While the quarterly net income from operating activities amounted to 9,472 million yen, cash flow provided by operating activities was 6,721 million yen due to an increase in inventory assets and a decrease in accounts payable and accrued liabilities.
Cash Flow Provided by Investing Activities
     Cash flow used in investing activities was 2,382 million yen due to the acquisition of stock in affiliated companies.
Cash Flow Used by Financing Activities
     Cash flow used by financing activities was 5,320 million yen due to the acquisition of treasury stock.

3.	Forecast of Consolidated Business Results for the Fiscal Year Ending March 31, 2007

	Sales	Operating Income	Pre-tax Net Income	Net Income

	Million Yen	Million Yen	Million Yen	Million Yen
Fiscal year ending March 31, 2007	166,000	12,600	12,900	8,500

(Reference) Expected net income per share (fiscal year ending March 31, 2007) — 59.20 yen
* The number of issued shares used in calculating the expected net income per share for the forecast of consolidated business results for the fiscal year ending March 31, 2007 is the average number of issued shares during the period from April 2006 until December 2006. This is due to a significant decrease in the number of issued shares as of the end of the third quarter of the current fiscal year ending March 31, 2007, following the repurchase of 2,824 thousand shares of the Company’s stock on November 29, 2006.
[Qualitative Information regarding Forecast of Consolidated Business Results]
     We have amended our forecast of consolidated business results released on November 10, 2006 for the fiscal year ending March 31, 2007 as reflected above, mainly due to the weak performance of our Wacoal brand seasonal products and a decrease in sales. We have not amended our forecast of non-consolidated business results released on November 10, 2006 for the fiscal year ending March 31, 2007.
     With respect to the domestic intimate apparel business, we will continue to aggressively develop our Style Science series, including Onaka Walker, and Style Up Pants (Onaka) and we will also focus on expanding sales, mainly of our brassieres spring campaign product LALAN, which will be fully launched at the end of January.
     Overseas, business continued to show steady growth particularly due to an expansion of sales at high-end middle-scale department stores in the United States.
* The foregoing estimates were based on information available as of the date this data was released, and actual results may differ from estimates due to various factors arising in the future.

I-1. Summary of Consolidated Balance Sheets

	Third Quarter of			Third Quarter of
Accounts	Current Fiscal Year	Previous Fiscal Year	Increase/	Previous Fiscal Year
	As of December 31,	As of March 31, 2006	(Decrease)	As of December 31,
	2006			2005

(Assets)	Million Yen	Million Yen	Million Yen	Million Yen

I. Current assets:

Cash and bank deposits	12,101	11,635	466	11,388
Time deposits and certificate of deposit	6,805	8,258	(1,453)	16,464
Marketable securities	17,106	32,699	(15,593)	34,235
Receivables:
Notes receivable	919	458	461	1,075
Accounts receivable — trade	23,380	23,192	188	23,039

	24,299	23,650	649	24,114
Allowance for returns and doubtful receivables	(3,036)	(2,778)	(258)	(2,982)

	21,263	20,872	391	21,132
Inventories	28,967	27,135	1,832	26,665
Other current assets	8,201	10,134	(1,933)	8,910

Total current assets	94,443	110,733	(16,290)	118,794

II. Tangible fixed assets:

Land	20,840	20,978	(138)	21,183
Buildings and structures	59,205	59,328	(123)	60,891
Machinery and equipment	14,079	13,789	290	13,746
Construction in progress	494	22	472	243

	94,618	94,117	501	96,063
Accumulated depreciation	(41,804)	(40,616)	(1,188)	(41,443)

Net tangible fixed assets	52,814	53,501	(687)	54,620

III. Other assets:

Investments in affiliated companies	32,886	16,033	16,853	14,961
Investments	51,919	52,716	(797)	47,774
Lease deposits and others	9,115	9,313	(198)	9,158

Total other assets	93,920	78,062	15,858	71,893

Total Assets	241,177	242,296	(1,119)	245,307

(Note)	Increase/(decrease) indicates the difference between the third quarter of the fiscal year ending March 31, 2007 and the previous fiscal year ended March 31, 2006.

Accounts	Nine Months Ended	Previous Fiscal Year	Increase/	Nine Months Ended
	December 31, 2006	Ended March 31, 2006	(Decrease)	December 31, 2005

(Liabilities)	Million Yen	Million Yen	Million Yen	Million Yen

I. Current liabilities:
Short-term bank loans	8,073	6,392	1,681	5,176

Payables:
Notes payable	2,226	1,610	616	2,845
Accounts payable — trade	9,569	10,608	(1,039)	9,112

	11,795	12,218	(423)	11,957

Accounts payable	4,680	6,289	(1,609)	12,320
Accrued payroll and bonuses	4,398	6,790	(2,392)	4,665
Accrued corporate taxes, etc.	1,204	1,806	(602)	2,117
Other current liabilities	3,825	2,030	1,795	3,477

Total current liabilities	33,975	35,525	(1,550)	39,712

II. Long-term liabilities:
Reserves for retirement benefits	2,799	4,622	(1,823)	5,282
Other long-term liabilities	13,404	13,271	133	12,278

Total long-term liabilities	16,203	17,893	(1,690)	17,560

(Minority Interests)
Minority interests	2,454	2,403	51	2,274

(Shareholders’ Equity)

I. Common stock	13,260	13,260	—	13,260
II. Additional paid-in capital	25,242	25,242	—	25,242
III. Retained earnings	141,109	134,515	6,594	135,942
IV. Accumulated other comprehensive income (loss):
Foreign currency exchange adjustment	(36)	(736)	700	(2,028)
Unrealized gain/(loss) on securities	13,327	14,311	(984)	13,455
V. Treasury stock	(4,357)	(117)	(4,240)	(110)

Total shareholders’ equity	188,545	186,475	2,070	185,761

Total liabilities, minority interests and shareholders’ equity	241,177	242,296	(1,119)	245,307

(Note)	Increase/(decrease) indicates the difference between the third quarter of the fiscal year ending March 31, 2007 and the previous fiscal year ended March 31, 2006.

I-2. Summary of Consolidated Income Statements

Accounts	Nine Months Ended		Nine Months Ended		Increase/	Previous Fiscal Year
	December 31, 2006		December 31, 2005		(Decrease)	Ended March 31, 2006

	Million Yen	%	Million Yen	%	Million Yen	Million Yen	%

I. Sales	128,989	100.0	126,331	100.0	2,658	164,122	100.0

II. Operating expenses
Cost of sales	64,156	49.8	62,216	49.2	1,940	84,322	51.4
Selling, general and administrative expenses	50,994	39.5	53,006	42.0	(2,012)	70,946	43.2
Special retirement related expenses	—	—	7,483	5.9	(7,483)	7,521	4.6

Total operating expenses	115,150	89.3	122,705	97.1	(7,555)	162,789	99.2

Operating income	13,839	10.7	3,626	2.9	10,213	1,333	0.8

III. Other income and (expenses):
Interest income	179	0.2	206	0.2	(27)	213	0.1
Interest expense	(48)	(0.0)	(46)	(0.0)	(2)	(56)	(0.0)
Dividend income	542	0.4	433	0.3	109	493	0.3
Gain on sale and exchange of investment securities	—	—	1,338	1.0	(1,338)	1,656	1.0
Valuation loss on investment in securities	(347)	(0.3)	(57)	(0.1)	(290)	(65)	(0.0)
Others, net	114	0.1	(43)	(0.0)	157	(108)	(0.1)

Total other income (expenses)	440	0.4	1,831	1.4	(1,391)	2,133	1.3

Income before income taxes, equity in net income of affiliated companies and minority interests	14,279	11.1	5,457	4.3	8,822	3,466	2.1

Income taxes	6,124	4.8	1,937	1.5	4,187	1,459	0.9

Income before equity in net income of affiliated companies and minority interests	8,155	6.3	3,520	2.8	4,635	2,007	1.2
Equity in net income of affiliated companies	1,463	1.1	903	0.7	560	1,122	0.7
Minority interests	(146)	(0.1)	(175)	(0.1)	29	(308)	(0.2)

Net income	9,472	7.3	4,248	3.4	5,224	2,821	1.7

Net income per share		65.97 yen		29.51 yen			19.60 yen

(Note)	1.	Increase/(decrease) indicates the difference between the third quarter of the fiscal year ending March 31, 2007 and the third quarter of the fiscal year ended March 31, 2006.

	2.	Applying Statement of Financial Accounting Standards No. 130: Reporting Comprehensive Income, the increase/decrease of capital accounts other than capital transactions (comprehensive income) for (1) the third quarter of the fiscal year ending March 31, 2007, (2) the third quarter of the fiscal year ended March 31, 2006, and (3) the fiscal year ended March 31, 2006 was an increase of 9,188 million yen, 12,930 million yen, and 13,651 million yen, respectively.

I-3. Summary of Consolidated Cash Flow Statements

	Nine Months Ended	Nine Months Ended	Previous Fiscal Year
Accounts	December 31, 2006	December 31, 2005	Ended March 31, 2006

	Million Yen	Million Yen	Million Yen
I. Operating activities
1. Net income	9,472	4,248	2,821
2. Adjustments of net income to cash flow from operating activities
(1) Depreciation and amortization	2,676	2,423	3,433
(2) Gain/loss on sale of fixed assets and impaired loss	(37)	400	1,226
(3) Valuation loss on investment in securities	347	57	65
(4) Gain (loss) on sale and exchange of investment securities	—	(1,338)	(1,656)
(5) Equity in net income of affiliated companies (after dividend income)	(873)	(460)	(674)
(6) Changes in assets and liabilities
Decrease (increase) in receivables	(257)	(1,616)	(1,296)
Decrease (increase) in inventories	(1,770)	509	274
Increase (decrease) in payables and accounts payable	(2,272)	5,613	(252)
Decrease in reserves for retirement benefits	(1,873)	(1,405)	(2,068)
(8) Others	1,305	(822)	(1,154)

Net cash flow from operating activities	6,718	7,609	719

II. Investing activities
1. Proceeds from sales and redemption of marketable securities	23,737	27,059	32,161
2. Acquisition of marketable securities	(7,928)	(17,753)	(21,525)
3. Proceeds from sales of fixed assets	481	131	513
4. Acquisition of tangible fixed assets	(1,688)	(5,830)	(6,456)
5. Proceeds from sale and redemption of investments	8	721	1,231
6. Acquisition of investments in affiliated companies	(15,326)	—	—
7. Acquisition of investments	(1,506)	(4,230)	(7,905)
8. Proceeds from acquisition of shares of the newly consolidated subsidiaries	80	—	—
9. Decrease (increase) in other assets	(237)	246	(88)

Net cash flow provided by (used in) investing activities	(2,379)	344	(2,069)

III. Financing activities
1. Net increase (decrease) in short-term bank loans	1,680	(1,607)	(409)
2. Proceeds from long term debt	135	43	19
3. Repayment of long-term debt	(17)	(85)	(116)
4. Purchase of treasury stock	(4,240)	(37)	(44)
5. Dividends paid in cash	(2,878)	(2,878)	(2,878)

Net cash flow provided by (used in) financing activities	(5,320)	(4,564)	(3,428)

IV. Effect of exchange rate on cash and cash equivalents	(6)	268	476

V. Increase (decrease) in cash and cash equivalents	(987)	3,657	(4,302)
VI. Initial balance of cash and cash equivalents	19,893	24,195	24,195

VII. Period end balance of cash and cash equivalents	18,906	27,852	19,893

Additional Information

Cash paid for:
Interest	51	45	56
Income taxes, etc.	2,586	1,582	1,832
Investment activities without cash disbursement
Share exchange	—	—	1,321

II. Segment Information
(1) Segment Information by Type of Business
Nine months ended December 31, 2006

(Unit: Million Yen)
	Textile goods and	Others	Total	Elimination or	Consolidated
	related products			corporate

Sales
(1) Sales to outside customers	117,674	11,315	128,989	—	128,989

(2) Internal sales among segments	—	2,873	2,873	(2,873)	—

Total	117,674	14,188	131,862	(2,873)	128,989

Total operating expenses	103,290	14,222	117,512	(2,362)	115,150

Operating income (loss)	14,384	(34)	14,350	(511)	13,839

Nine months ended December 31, 2005

(Unit: Million Yen)
	Textile goods and	Others	Total	Elimination or	Consolidated
	related products			corporate

Sales
(1) Sales to outside customers	116,107	10,224	126,331	—	126,331

(2) Internal sales among segments	—	3,068	3,068	(3,068)	—

Total	116,107	13,292	129,399	(3,068)	126,331

Total operating expenses	111,019	13,599	124,618	(1,913)	122,705

Operating income (loss)	5,088	(307)	4,781	(1,155)	3,626

(Note) 1.	Segment information is prepared based on the “Regulations Concerning Consolidated Interim Financial Statements”.

2.	Based on the type, quality, and similarity in sales markets for their respective products, we divide our businesses into two segments: (1) textile goods and related products and (2) others.

3.	Core products of the respective businesses:
Textile goods and related products: intimate apparel (foundation, lingerie, nightwear and children’s innerwear), outerwear, sportswear, hosiery, etc.
Others: mannequins, shop design and implementation, restaurant, culture, services, etc.
(2) Segment Information by Location
Nine months ended December 31, 2006

(Unit: Million Yen)
	Japan	Asia	Europe/U.S.	Total	Elimination or	Consolidated
					corporate

Sales
(1) Sales to outside customers	109,888	5,059	14,042	128,989	—	128,989

(2) Internal sales among segments	1,085	4,243	—	5,328	(5,328)	—

Total	110,973	9,302	14,042	134,317	(5,328)	128,989

Total operating expenses	100,045	8,595	11,327	119,967	(4,817)	115,150

Operating income	10,928	707	2,715	14,350	(511)	13,839

Nine months ended December 31, 2005

(Unit: Million Yen)
	Japan	Asia	Europe/U.S.	Total	Elimination or	Consolidated
					corporate

Sales
(1) Sales to outside customers	110,788	4,353	11,190	126,331	—	126,331

(2) Internal sales among segments	856	3,597	1	4,454	(4,454)	—

Total	111,644	7,950	11,191	130,785	(4,454)	126,331

Total operating expenses	108,991	7,459	9,554	126,004	(3,299)	122,705

Operating income	2,653	491	1,637	4,781	(1,155)	3,626

(Note) 1.	Segment information is prepared based on the “Regulations Concerning Consolidated Interim Financial Statements”.

2.	Major countries and areas included in the respective segments other than Japan:
Asia: various countries of East Asia and Southeast Asia
Europe/U.S.: the U.S. and various European countries

(3) Overseas Sales
Nine months ended December 31, 2006

(Unit: Million Yen)
	Asia	Europe/U.S.	Total

I. Overseas sales	5,059	14,042	19,101

II. Consolidated sales	—	—	128,989

III. Ratio of overseas sales in consolidated sales	3.9%	10.9%	14.8%

Nine months ended December 31, 2005

(Unit: Million Yen)
	Asia	Europe/U.S.	Total

I. Overseas sales	4,353	11,190	15,543

II. Consolidated sales	—	—	126,331

III. Ratio of overseas sales in consolidated sales	3.4%	8.9%	12.3%

(Note) 1.	Segment information is prepared based on the “Regulations Concerning Consolidated Interim Financial Statements”.
2.	Major countries and areas included in the respective segments other than Japan:
Asia: various countries of East Asia and Southeast Asia
Europe/U.S.: the U.S. and various European countries

III. Status of Production and Sales
(1) Production Results

Segment name by	Nine Months Ended		Nine Months Ended
type of business	December 31, 2006		December 31, 2005		Increase/(Decrease)

	Amount	Distribution Ratio	Amount	Distribution Ratio	Amount	Distribution Ratio

	Million Yen	%	Million Yen	%	Million Yen	%

Textile goods and related products	55,007	100.0	51,007	100.0	4,000	7.8

(2) Sales Results

Segment name by		Nine Months Ended		Nine Months Ended
type of business		December 31, 2006		December 31, 2005		Increase/(Decrease)
		Amount	Distribution Ratio	Amount	Distribution Ratio	Amount	Distribution Ratio

		Million Yen	%	Million Yen	%	Million Yen	%

	Intimate apparel
	Foundation and lingerie	95,645	74.2	93,260	73.8	2,385	2.6
	Nightwear	8,292	6.4	8,389	6.7	(97)	(1.2)
Textile	Children’s underwear	1,693	1.3	1,779	1.4	(86)	(4.8)

goods	Subtotal	105,630	81.9	103,428	81.9	2,202	2.1

and	Outerwear/Sportswear , etc.	7,264	5.6	7,053	5.6	211	3.0
related	Hosiery	1,627	1.3	2,037	1.6	(410)	(20.1)
products	Other textile goods and related products	3,153	2.4	3,589	2.8	(436)	(12.1)

	Total	117,674	91.2	116,107	91.9	1,567	1.3

Others		11,315	8.8	10,224	8.1	1,091	10.7

Total		128,989	100.0	126,331	100.0	2,658	2.1

(Reference) Recent Trend of Quarterly Business Results
Fiscal Year ending March 31, 2007 (Consolidated)

		First Quarter	Second Quarter	Third Quarter	Fourth Quarter

		Three Months			Fiscal Year
		Ended	Six Months Ended	Nine Months Ended	Ending
		June 30, 2006	September 30, 2006	December 31, 2006	March 31, 2007
Sales	(million yen)	39,580	83,928	128,989
Operating income	(million yen)	3,811	9,181	13,839
Pre-tax net income	(million yen)	4,260	9,647	14,279
Net income	(million yen)	2,773	6,226	9,472
Net income per share	(yen)	19.27	43.26	65.97
Diluted net earnings per share	(yen)	—	—	—
Total assets	(million yen)	243,443	242,520	241,177
Total shareholders’ equity	(million yen)	184,223	187,621	188,545
Shareholders’ equity per share	(yen)	1,280.11	1,303.75	1,309.19
Cash flow from (used in) operating activities	(million yen)	(35)	2,342	0
Cash flow provided by (used in) investing activities	(million yen)	(9,227)	(4,541)	0
Cash flow provided by (used in) financing activities	(million yen)	6,361	180	0
Balance of cash and cash equivalents at end of period	(million yen)	16,965	17,797	0

Fiscal Year ended March 31, 2006 (Consolidated)

		First Quarter	Second Quarter	Third Quarter	Fourth Quarter
		Three Months	Six Months Ended	Nine Months	Fiscal Year Ended
		Ended		Ended

		June 30, 2005	September 30, 2005	December 31, 2005	March 31, 2006
Sales	(million yen)	39,935	82,566	126,331	164,122
Operating income	(million yen)	3,187	6,294	3,626	1,333
Pre-tax Net income	(million yen)	3,389	6,693	5,457	3,466
Net income	(million yen)	2,384	4,435	4,248	2,821
Net income per share	(yen)	16.56	30.81	29.51	19.60
Diluted net earnings per share	(yen)	—	—	—	—
Total assets	(million yen)	224,749	234,308	245,307	242,296
Total shareholders’ equity	(million yen)	175,971	182,358	185,761	186,475
Shareholders’ equity per share	(yen)	1,222.51	1,266.90	1,290.71	1,295.72
Cash flow from (used in) operating activities	(million yen)	1,008	2,490	7,609	719
Cash flow provided by (used in) investing activities	(million yen)	2,407	770	344	(2,069)
Cash flow provided by (used in) financing activities	(million yen)	(2,825)	(4,072)	(4,564)	(3,428)
Balance of cash and cash equivalents at end of period	(million yen)	24,839	23,531	27,852	19,893